Exhibit 99.1
SUMMARY OF CERTAIN INFORMATION
DISCLOSED TO RESTRICTED NOTEHOLDERS
BY SCOTIA PACIFIC COMPANY LLC (“SCOPAC”)
Following is a summary of certain information disclosed to the Restricted Noteholders pursuant to the Noteholder Confidentiality Agreement. Investors are cautioned that the information was prepared as of July-August 2005 using information available at the time and estimates and projections would differ, perhaps significantly in certain respects, if prepared with more current information, including developments disclosed in SEC Reports. Except for historical information contained herein, the statements herein are forward-looking and involve known and unknown risks and uncertainties, which may cause Scopac’s actual results and those of its parent company, Palco, in future periods to differ materially from forecasted results. The factors which could cause a variance between projected and actual results include the effectiveness of management’s strategies and decisions, general economic and business conditions, developments in technology, new or modified statutory, environmental or regulatory requirements, litigation developments, and changing prices and market conditions. Scopac’s Annual Report on Form 10-K for the period ended December 31, 2004, the Second Quarter Form 10-Q, and Current Reports on Form 8-K filed since the Second Quarter Form 10-Q identify other factors which could cause differences between such forward-looking statements and actual results. Scopac does not undertake and specifically disclaims any obligation to update or comment further on any such factors and other information disclosed herein or to announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
Any capitalized terms used but not defined herein have the same meaning as is assigned to them in the Glossary of Defined Terms which is attached to Appendix A to Scopac’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.
I.	Scopac Inventory Data
•	Scopac has a total merchantable inventory of approximately 4.6 billion board feet (“BBF”) of conifer and hardwood timber, with over 1.1 BBF of that inventory located in the Humboldt Bay watershed area (which area includes the Freshwater Creek and Elk River watersheds). Scopac’s 4.1 BBF of conifer inventory consists of approximately 66% redwood, 30% Douglas fir, and 4% of other Whitewood conifers.

•	Of the approximately 216,000 acres in which Scopac holds timber harvesting rights, approximately 55% may be harvested free of special regulatory restrictions, approximately 29% may be harvested subject to certain restrictions, and approximately 16% may not be harvested. These estimated percentages, by timber volume, for conifer timber are approximately as follows:

	Redwood	Douglas Fir

Unrestricted	46%	42%
Partially Restricted	16%	11%
Not harvestable	38%	47%

[continued on following page]

•	The acreage on which Scopac has timber or timber rights can be broken down by age class as follows (not including approximately 16,000 currently unproductive acres (7.4%)):

Age Class	(%)
0	10.8
10	9.1
20	10.0
30	7.6
40	14.5
50	15.7
60	12.3
70	4.3
80	2.0
90+	6.5
II.	Scopac Harvest Information
•	Scopac’s harvest levels following the issuance of the Timber Notes have been as indicated in the following table (reported in both thousand board feet (“MBF”) and thousand board feet equivalents (“MBFE”):

		MBF	MBFE

Inception	1998[1]	76,583	55,051
	1999	100,310	69,138
	2000	153,368	109,433
	2001	167,867	117,256
	2002	178,557	124,759
	2003	166,276	117,195
	2004	144,089	96,093
YTD[2]	2005	80,753	53,274
Deemed Production[3]		100,928	87,329

Total		1,168,731	829,528

Notes:
1 July 1998 through December 1998
2 Through July 2005
3 As such term is defined in the Indenture

•	Scopac’s historical harvest data by species measured in million board feet (“MMBF”) is as set forth in the following table:

(MMBF)	Redwood	Douglas Fir	Other	Total
1998	126	31	3	160
1999	65	32	3	100
2000	112	36	6	153
2001	123	39	5	168
2002	128	42	9	179
2003	125	35	7	167
2004	96	42	6	144
2005 YTD [1]	[2]	[2]	[2]	81
Forecast 2005	99	40	6	145
Forecast 2006-2016[3]	65	30	5	100
Notes:
1 Through July 2005
2 Not provided to Restricted Noteholder
3 Projected average annual harvest level during such time period
•	Since the signing of the HCP in 1999, Scopac’s annual business plans have been designed to meet and in some cases exceed the 178 MMBF harvest level contemplated and approved by the 1999 Sustained Yield Plan (“SYP”) completed as part of the Headwaters Agreement. The actual harvest levels shown in the preceding chart have only averaged approximately 153 MMBF for the first six years of operations under the HCP and SYP. This average actual harvest level is 14% below the SYP level and nearly 14% below the average annual business plan and annual forecast for the same six-year period of time.

•	Scopac’s 2005 harvest projections are based, among other things, on the following: as of July 2005, (i) Scopac had harvested 80.8 MMBF, (ii) the harvest of an additional 47.4 MMBF was approved by the CDF and scheduled to be harvested, and (iii) Scopac had plans to pursue 12 additional THPs for an additional 16.6 MMBF.

•	The reduction of the future projected average annual harvest level to approximately 100 MMBF is the result of adjustments for special regulatory restrictions such as WWDRs to be established for Scopac’s Freshwater Creek, Elk River and other watersheds, restrictions on harvesting in “Late Seral Habitats” (described in more detail below), restrictions on harvesting in spotted owl habitats, and “adjacency” limitations (described in more detail below).

•	Among the factors limiting Scopac’s ability to harvest its inventory is the requirement regarding maintenance of “Late Seral Habitats,” which are composed of three different classifications of trees. Specifically, at least 10% of the forested habitat in each watershed must be maintained as Late Seral Habitat throughout the 50-year period of Scopac’s HCP. Among Scopac’s properties are 35,299 acres designated as “Late Seral Habitat”, including 10,448 acres in the Humboldt Bay watershed area (which includes the Freshwater Creek and Elk River watersheds).

•	Another factor limiting Scopac’s ability to harvest its inventory is the limitation on harvesting, for a period of 3 to 5 years, in areas which surround newly-harvested acreage. As a result of the recent need to harvest from smaller tracts of lands, the “adjacency” limitations have increased.

•	Historical Harvest Methodology. The following table sets forth the percentage use of Scopac’s harvest methodologies:

								2005
(%)	1998	1999	2000	2001	2002	2003	2004	YTD[1]

Tractor	39	28	30	36	34	30	24	16

Cable Yarder	55	35	30	31	43	43	46	38

Helicopter	7	37	40	33	24	27	30	46
Note:
1 Through July 2005
III.	Scopac Financial Information
•	Summary of Scopac’s Financial Projections

	FYE 2005[1]		FYE 2006			FYE 2007			FYE 2008
($ in millions)	2H	2005	1H	2H	2006	1H	2H	2007	1H	2H	2008

Revenue	$46.6	$80.1	$28.7	$36.6	$65.3	$24.7	$37.9	$62.6	$25.9	$39.7	$65.5

EBITDA[2]	27.9	47.3	19.8	27.1	46.9	15.8	28.0	43.9	17.1	29.9	47.0

Capex	4.9	8.0	3.6	4.5	8.1	4.1	4.1	8.1	4.2	4.2	8.3
Cash Available for Debt Service	28.0	41.8	13.6	20.6	34.2	14.5	21.7	36.3	14.5	23.4	37.9

Int. Expense	29.1	56.0	28.9	28.2	57.1	27.6	27.6	55.2	27.3	27.6	54.9
Notes:
1 Represents actual results through July 2005
2 EBITDA was defined as gross profit less selling, general and administrative expenses
•	Scopac has historically spent in excess of $12 million per year on “science”
—	Staff increased from 10 to over 40 full time scientists as well as 15–20 junior scientists

—	Total spending on science and HCP implementation of $68 million since the consummation of the Headwaters Agreement

IV.	Headwaters Agreement Consideration
•	The following table sets forth the consideration received by each of Scopac, Palco and Salmon Creek LLC (“Salmon Creek”) (a wholly-owned subsidiary of Palco) in connection with the sale of timber properties provided for by the Headwaters Agreement:

US Government /California acquired: ($ in millions)	Acres		Price
Property
Salmon Creek	4,900		$299.9
Other	150		0.1
Timber Rights	600		0.0

Total	5,650		300.0

Right to Acquire
Owl Creek	904		80.0
Grizzly Creek	500	[1]	20.0

Total	1,304		100.0

TOTAL			$400.0

Consideration
Salmon Creek Received:
Cash [2]	0		299.9
Palco Received:
Land and cash	7,700	[3]	0.1

Subtotal	7,700		300.0

Final Sale of Grizzly Creek / Owl Creek
Owl Creek[4]	1,199		67.0
Grizzly Creek 1 [5]	761		19.9
Grizzly Creek 2 [6]	681		18.2

Subtotal	2,641		105.1

TOTAL			$405.1

Notes:
1	Scopac estimate. No specific acreage was authorized by the Headwaters Agreement, only timberlands with a value of $20.0 million

2	$169 million was subsequently transferred to Scopac and used to establish the SAR Account

3	Subsequently transferred to Scopac

4	Scopac received $67.0 million and subsequently paid a dividend to Palco of $63.9 million

5	Scopac received $1.3 million of proceeds. Remainder to Palco

6	Scopac received $8.2 million of proceeds. Remainder to Palco

V.	Information Regarding Palco
•	Summary of Palco’s Projected Financials (excluding Scopac)

($ in millions)	2005	2006	2007	2008

Lumber Production (MMBF)	286.7	301.7	290.7	293.5
Sales	$189.8	$202.5	$202.8	$210.7
EBITDA[1]	(17.8)	11.6	15.2	18.8
Note:
1	EBITDA was defined as gross profit less selling, general and administrative expenses
•	A number of factors account for the projected changes between 2005 and 2006:
—	It was forecasted that EBITDA would increase from $(17.8) million in 2005 to $11.6 million in 2006. That expected improvement was attributable primarily to operating enhancements related to the new Scotia Mill, higher revenues at Palco’s cogeneration power plant, and the reorganization of mill operations.

—	It was estimated that log consumption at the mills would be flat year over year. Over the prior 7 years, Palco has purchased logs from timber companies other than Scopac, in amounts ranging from 2.2 MMBF to 72.5 MMBF (average of 33.0 MMBF per year) and Palco anticipated supplementing lower log purchases from Scopac with higher third party log purchases in 2006. In order to supplement the reduced log purchases from Scopac, it was forecasted that third party purchases of logs in future years would be higher than the historical average. The higher purchase price of the third party logs would be largely offset by lower logging costs resulting from less high-cost helicopter harvesting.

—	While total log consumption would remain almost the same in 2006, average recovery would increase as a result of enhancements at the new Scotia Mill operations, resulting in significant production increases. EBITDA would also benefit from lower operating costs resulting from the reorganization of mill operations.

—	Palco projected redwood lumber price increases in 2006 for both Britt Lumber (a wholly-owned subsidiary of Palco) and Palco as a result of a mix shift towards more higher-priced products.

—	With respect to Palco’s power plant operations, the forecast indicated that EBITDA would increase due to a potential contract renegotiation.

—	In 2006, Palco would rezone Scotia’s residential area and begin selling homes in the fourth quarter.
•	The existing intercompany agreements between Scopac and Palco enable Palco to be reimbursed for a portion of the SG&A costs incurred that are attributable to Scopac. For 2005, the following costs were forecasted:

($ in millions)	2005

Total Costs Reimbursed to Palco	$14.3
Unreimbursed Costs	4.9
Other Costs to be Borne by Scopac	1.1

•	As referred to above, Palco has the right to extract up to 250,000 cubic yards of mineral resources on an annual basis from the Eel River and the Van Duzen River. Extraction over prior years has primarily been used only for internal road construction needs. Palco has investigated the feasibility of selling gravel to regional construction companies or selling raw materials on a royalty basis. Assuming a royalty rate of $1.50 per ton (equal to 1.666 cubic yards), potential revenues range from $1.5 million to $3.0 million.
VI.	Information Regarding Restructuring Negotiations

Scopac, through its counsel, sent a letter to counsel for the Noteholder Committee on October 10, 2005, articulating its concerns regarding public statements made by the Noteholder Committee’s professionals and apparent contacts between the Noteholder Committee’s advisors and regulators with authority over Scopac’s business following Scopac’s termination of its agreement to pay the fees of the Noteholder Committee’s professionals. Scopac indicated that, in its view, such actions go well beyond the appropriate range of behavior for lenders and that if it was harmed by such activities, it intended to hold all culpable parties liable for damages. On October 11, the Noteholder Committee’s counsel responded, rejecting each of Scopac’s statements.